January 17, 2005

Mark L. Weinstein

President and CEO

Bio-Imaging Technologies, Inc.

826 Newtown-Yardley Road

Newtown, PA 18940

Dear Mark,

Please accept my resignation as the Covance representative to the Bio-Imaging Technologies, Inc Board of Directors. I have enjoyed the experience and the opportunity to contribute to the Board during this time of growth.

Thank you.

Sincerely Yours,

/s/ James A. Bannon

James A. Bannon

cc James Lovett (Covance)